EXHIBIT 5.1

Frank J Hariton, Esq.

1065 Dobbs Ferry Road

White Plains, New York 10607

Tel: (914) 674-4373

April 30, 2015

The Board of Directors

Endonovo Therapeutics, Inc.

6320 Canoga Avenue - 15th Floor

Woodland Hills, CA 91367

Re:      Registration Statement on Form S-1 SEC FILE NUMBER 333-202068

Gentlemen:

At your request, I have examined the Registration Statement on Form S-1 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Endonovo Therapeutics, Inc., a Delaware corporation (the "Company"), that is intended to register under the Securities Act of 1933, as amended (the "Securities Act"), 4,215,000 shares of the Company's common stock (the "Shares").

I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.

Based on the foregoing, I am of the opinion that under Delaware law that the 215,000 of the Shares, that are issued are validly issued, fully paid and non-assessable and the 4,000,000 of the Shares that may be issued when issued, will be validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of my name in the prospectus constituting a part thereof.  I further confirm that I own 3,030,402 shares of the Company’s. common stock.

Very truly yours,

/s /s/ Frank J. Hariton
Fran k J. Frank J. Hariton